HomeTrust Bancshares, Inc. Reports Financial Results For The Second Quarter Of Fiscal 2019

ASHEVILLE, N.C., January 29, 2019 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced record net income and diluted earnings per share for the second quarter of fiscal 2019.
Highlights for the second quarter of fiscal 2019:
For the quarter ended December 31, 2018 compared to the corresponding quarter in the previous year:

•	net income was $8.0 million, compared to a net loss of $10.7 million;

•	diluted earnings per share ("EPS") was $0.43, compared to a diluted loss per share of $0.59;

•	return on assets ("ROA") increased to 0.95% from (1.31)%;

•	net interest income increased $1.7 million, or 6.9% to $27.1 million from $25.4 million;

•	noninterest income increased $626,000, or 14.0% to $5.1 million from $4.5 million;

•	organic net loan growth, which excludes purchases of home equity lines of credit, was $57.3 million, or 9.4% annualized compared to $23.6 million, or 4.2% annualized for the same quarter last year;

•	first ever cash dividend of $0.06 per share totaling $1.1 million; and

•	repurchased 431,855 shares of common stock at an average share price of $27.61.
Earnings for the three months ended December 31, 2017 included an approximately $17.7 million write-down of deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act (the "Tax Act") with no comparable charge in the same 2018 period.
For the quarter ended December 31, 2018 compared to the corresponding quarter in the previous year and before the write-down of deferred tax assets from the change in the federal tax rate (non-GAAP):

•	net income increased 14.4% to $8.0 million from $7.0 million;

•	diluted EPS increased 13.2% to $0.43 from $0.38; and

•	ROA increased 10.5% to 0.95% from 0.86%.
“I am extremely proud of how hard our team members work to meet the needs of our customers and have produced consistently improving financial results for our shareholders," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “They achieved double digit percentage gains in non-GAAP net income, EPS, and ROA over the same quarter last year. Our new equipment finance line of business continues to gain momentum with $46.0 million in new originations for the quarter and $78.7 million year to date. Our continued improvements in financial performance resulted in our first cash dividend paid in December along with the adoption of a new stock repurchase program. The HomeTrust team is excited about all they will accomplish in the second half of fiscal 2019 to make it our best year ever," stated Stonestreet.
Income Statement Review
Net interest income increased to $27.1 million for the quarter ended December 31, 2018 compared to $25.4 million for the comparative quarter in fiscal 2018. The $1.7 million or 6.9% increase was primarily due to a $5.4 million increase in interest and dividend income driven by an increase in average interest-earning assets, which was partially offset by a $3.7 million increase in interest expense. Average interest-earning assets increased $145.0 million, or 4.9% to $3.1 billion for the quarter ended December 31, 2018 compared to $3.0 billion for the corresponding quarter in fiscal 2018. For the quarter ended December 31, 2018, the average balance of total loans receivable increased $204.1 million, or 8.5% primarily due to organic loan growth. The average balance of other interest-earning assets increased $32.7 million, or 13.5% primarily due to increases in commercial paper investments. These increases were mainly funded by the cumulative decrease of $91.8 million, or 28.1% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing deposits of $122.5 million, or 6.8% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2018 increased to 3.51% from 3.46% for the same period a year ago.
Total interest and dividend income increased $5.4 million, or 18.7% for the three months ended December 31, 2018 as compared to the same period last year, which was primarily driven by a $4.4 million, or 16.8% increase in loan interest income and a $663,000, or 50.9% increase in interest income from commercial paper and interest-bearing deposits in other banks. The additional loan interest income was driven by the increase in both the average balance of loans receivable and loan yields compared to the prior year quarter. Average loan yields increased 31 basis points to 4.72% for the quarter ended December 31, 2018 from 4.41% in the corresponding quarter from last year primarily due to the impact of the increases in the targeted federal funds rate over the past year. Partially offsetting the increase in loan interest income was a $96,000, or 10.4% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended December 31, 2018 and 2017, average loan yields included 13 and 15 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $3.7 million, or 101.7% for the quarter ended December 31, 2018 compared to the same period last year. The increase was primarily driven by a $2.1 million, or 134.1% increase in deposit interest expense and a $1.6 million, or 77.8% increase in interest expense on borrowings. The additional deposit interest expense was a result of our focus on increasing deposits as the average balance of interest-bearing deposits increased $122.5 million along with a 42 basis point increase in the average cost of interest-bearing deposits for the quarter ended December 31, 2018 compared to the same quarter last year. Average borrowings decreased $3.2 million or 0.5% for the quarter ended December 31, 2018 compared to the same period last year, however, interest expense from borrowings increased $1.6 million due to the 97 basis point increase in the average cost of borrowings between the periods. The overall average cost of funds increased 55 basis points to 1.13% for the current quarter compared to 0.58% in the same quarter last year due primarily to the impact of the previously mentioned interest rate increases on our interest-bearing liabilities.
Net interest income increased $3.3 million or 6.6% to $53.4 million for the six months ended December 31, 2018 compared to $50.1 million for the six months ended December 31, 2017. Average interest-earning assets increased $151.1 million, or 5.1% to $3.1 billion for the six months ended December 31, 2018 compared to $2.9 billion in the same period in 2017. The $200.4 million, or 8.4% increase in the average balance of loans receivable for the six months ended December 31, 2018 was due primarily to organic loan growth, which was mainly funded by the cumulative decrease of $97.0 million, or 28.7% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing deposits of $123.8 million, or 7.0%. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2018 increased three basis points to 3.48% from 3.45% for last year.
Total interest and dividend income increased $9.7 million, or 17.0% for the six months ended December 31, 2018 as compared to the same period last year. The increase was primarily driven by an $7.9 million, or 15.3% increase in loan interest income, a $1.4 million, or 54.7% increase in interest income from commercial paper and interest-bearing deposits in other banks, and a $596,000, or 47.4% increase in other investment income. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $500,000, or 29.5% decrease in the accretion of purchase discounts on acquired loans to $1.2 million for the six months ended December 31, 2018 from $1.7 million for the same period in fiscal 2018, as a result of reduced prepayments as compared to the same period last year. For the six months ended December 31, 2018 and 2017, average loan yields included nine and 15 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $6.4 million, or 91.9% for the six months ended December 31, 2018 compared to the same period last year. This increase was primarily related to the increase in average interest-bearing deposits and the corresponding 34 basis point increase in the average cost of those deposits, resulting in additional deposit interest expense of $3.5 million for the six months ended December 31, 2018 as compared to the same period in the prior year. The average cost of borrowings increased 91 basis points, more than offsetting a $12.7 million decline in average borrowings resulting in an additional $2.9 million in interest expense from borrowings for the six months ended December 31, 2018 as compared to the same period in the prior year. The overall cost of funds increased 48 basis points to 1.04% for the six months ended December 31, 2018 compared to 0.56% in the corresponding period last year.
Noninterest income increased $626,000, or 14.0% to $5.1 million for the three months ended December 31, 2018 from $4.5 million for the same period in the previous year. The leading factors of the increase included a $590,000, or 29.7% increase in service charges on deposit accounts as a result of an increase in deposit accounts and related fees; and an $156,000, or 26.3% increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business. Partially offsetting these increases was a $220,000, decline in gains from the sale of loans for the three months ended December 31, 2018 compared to the same period last year primarily related to decreasing residential mortgage banking activity.
Noninterest income increased $2.0 million, or 22.7% to $10.7 million for the six months ended December 31, 2018 from $8.7 million for the same period in the previous year, primarily due to a $1.1 million, or 29.9% increase in service charges on deposit accounts; a $731,000, or 38.8% increase on gain on sale of loans primarily due to originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans; and a $244,000, or 20.6% increase in other noninterest income. Partially offsetting these increases was a $164,000 decline in gains from the sale of premises and equipment for the six months ended December 31, 2018 compared to the same period last year as there were no sales occurring during the current period.
Noninterest expense for the three months ended December 31, 2018 increased $881,000, or 4.2% to $21.9 million compared to $21.0 million for the three months ended December 31, 2017. The increase was primarily due to a $884,000, or 7.4% increase in salaries and employee benefits; a $300,000, or 18.8% increase in computer services; a $83,000, or 26.0% increase in marketing and advertising, and a $78,000, or 3.2% increase in net occupancy expense, mainly driven by the expansion of our SBA and equipment finance lines of business. Partially offsetting these increases was the cumulative decrease of $464,000 or 10.1% in telephone, postage, and supplies expense; deposit insurance premiums, real estate owned ("REO") related expenses; core deposit intangibles amortization; and other expenses for the three months ended December 31, 2018 compared to the same period last year.
Noninterest expense for the six months ended December 31, 2018 increased $1.9 million, or 4.5% to $43.7 million compared to $41.9 million for the six months ended December 31, 2017. The increase was primarily due to a $1.2 million, or 5.0% increase in salaries and employee benefits; a $604,000, or 19.2% increase in computer services; a $198,000, or 49.0% increase in REO related expenses; and a cumulative increase of $202,000, or 2.9% in net occupancy, marketing and advertising, and telephone, postage, and supplies expense. Partially offsetting these increases was a $309,000, or 22.1% decrease in core deposit intangible amortization and a $194,000, or 23.3% decrease in deposit insurance premiums for the six months ended December 31, 2018 compared to the same period last year.
For the three months ended December 31, 2018, the Company's income tax expense was $2.3 million compared to $19.5 million for the three months ended December 31, 2017. The Company’s federal income tax provision for the three months ended December 31, 2018 benefited from the impact of the Tax Act that lowered the corporate federal income tax rate from 34% to 21%. In the fourth quarter of 2017, following a revaluation of net deferred tax assets due to the Tax Act, the Company recorded additional income tax expense of $17.7 million.
For the six months ended December 31, 2018, the Company's income tax expense was $4.5 million compared to $22.0 million for the corresponding period last year. The Company’s corporate federal income tax rate for the six months ended December 31, 2018 and 2017 was 21% and 27.5%, respectively.
Balance Sheet Review
Total assets increased $108.9 million, or 3.3% to $3.4 billion at December 31, 2018 from $3.3 billion at June 30, 2018. Total liabilities increased $107.2 million, or 3.7% to $3.0 billion at December 31, 2018 from $2.9 billion at June 30, 2018. Deposit growth of $61.8 million, or 2.8%; a $53.0 million, or 8.3% increase in borrowings; and the cumulative decrease of $20.2 million, or 9.1% in certificates of deposit in other banks and investment securities were used to fund the $106.4 million, or 4.2% increase in total loans receivable, net of deferred loan fees, the $10.2 million, or 4.5% increase in commercial paper, the $7.2 million, or 123.0% increase in loans held for sale, and the $2.9 million, or 7.0% increase in other investments, net during the first six months of fiscal 2019. The increase in net loans receivable from June 30, 2018, was primarily driven by organic net loan growth of $134.1 million, or 11.1% annualized. The $75.8 million, or 51.0% increase in commercial and industrial loans was driven by our new equipment finance line of business. In addition, commercial real estate loans increased during the six months ended December 31, 2018, by $47.0 million or 5.5%. The increase in loans held for sale was due primarily to SBA loans originated during the period.
Stockholders' equity at December 31, 2018 increased $1.7 million, or 0.4% to $411.0 million from $409.2 million at June 30, 2018. The increase was due to $15.8 million in net income, $1.5 million in stock-based compensation, and a $576,000 increase in other comprehensive income representing a reduction in unrealized losses on investment securities, net of tax, partially offset by 560,155 shares of common stock repurchased at an average cost of $27.49, or approximately $15.6 million in total, and $1.1 million related to our first cash dividend. As of December 31, 2018, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.86%, 11.86%, 12.58%, and 10.68%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date.

Asset Quality
The allowance for loan losses was $21.4 million, or 0.81% of total loans, at December 31, 2018 compared to $21.1 million, or 0.83% of total loans, at June 30, 2018. The allowance for loan losses to total gross loans excluding acquired loans was 0.89% at December 31, 2018, compared to 0.91% at June 30, 2018.
There was no provision for losses on loans for the six months ended December 31, 2018 and 2017 reflecting the decline in nonaccruing loans and net loan recoveries offset by loan growth. Net loan recoveries totaled $359,000 for the six months ended December 31, 2018, compared to net loan charge-offs of $61,000 for the same period in fiscal 2018. Net recoveries as a percentage of average loans increased to (0.03%) for the six months ended December 31, 2018 from net charge-offs of 0.01% for the same period last year.
Nonperforming assets decreased $2.0 million, or 13.5% to $12.6 million, or 0.37% of total assets, at December 31, 2018 compared to $14.6 million, or 0.44% of total assets at June 30, 2018. Nonperforming assets included $9.6 million in nonaccruing loans and $3.0 million in REO at December 31, 2018, compared to $10.9 million and $3.7 million, in nonaccruing loans and REO, respectively, at June 30, 2018. Included in nonperforming loans are $3.9 million of loans restructured from their original terms of which $2.2 million were current at December 31, 2018, with respect to their modified payment terms. At December 31, 2018, $5.8 million, or 60.0% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $2.1 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.37% at December 31, 2018 compared to 0.43% at June 30, 2018.
The ratio of classified assets to total assets decreased slightly to 0.97% at December 31, 2018 from 1.00% at June 30, 2018. Classified assets remained consistent at $33.2 million at December 31, 2018 compared to $33.1 million at June 30, 2018. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2018, the Company had assets of $3.4 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018(2)	March 31, 2018	December 31, 2017
Assets
Cash	$44,425	$39,872	$45,222	$38,100	$46,743
Interest-bearing deposits	26,881	18,896	25,524	41,296	51,922
Cash and cash equivalents	71,306	58,768	70,746	79,396	98,665
Commercial paper	239,286	238,224	229,070	239,435	199,722
Certificates of deposit in other financial institutions	51,936	58,384	66,937	84,218	100,349
Securities available for sale, at fair value	149,752	148,704	154,993	160,971	167,669
Other investments, at cost	44,858	43,996	41,931	41,405	43,319
Loans held for sale	13,095	10,773	5,873	6,071	7,072
Total loans, net of deferred loan fees	2,632,231	2,587,106	2,525,852	2,445,755	2,418,014
Allowance for loan losses	(21,419)	(20,932)	(21,060)	(21,472)	(21,090)
Net loans	2,610,812	2,566,174	2,504,792	2,424,283	2,396,924
Premises and equipment, net	66,610	62,681	62,537	62,725	62,435
Accrued interest receivable	10,372	10,252	9,344	9,216	9,371
Real estate owned ("REO")	2,955	3,286	3,684	5,053	4,818
Deferred income taxes	28,533	30,942	32,565	34,311	36,526
Bank owned life insurance ("BOLI")	89,156	88,581	88,028	87,532	86,984
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	3,436	3,963	4,528	5,131	5,773
Other assets	5,354	3,593	3,503	5,478	5,323
Total Assets	$3,413,099	$3,353,959	$3,304,169	$3,270,863	$3,250,588
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,258,069	$2,203,044	$2,196,253	$2,180,324	$2,108,208
Borrowings	688,000	675,000	635,000	625,000	685,000
Capital lease obligations	1,897	1,905	1,914	1,920	1,925
Other liabilities	54,163	59,815	61,760	62,066	60,094
Total liabilities	3,002,129	2,939,764	2,894,927	2,869,310	2,855,227
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	185	190	191	190	190
Additional paid in capital	203,660	214,803	217,480	216,712	215,928
Retained earnings	215,289	208,365	200,575	193,368	187,241
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,142)	(7,274)	(7,406)	(7,538)	(7,670)
Accumulated other comprehensive income (loss)	(1,022)	(1,889)	(1,598)	(1,179)	(328)
Total stockholders' equity	410,970	414,195	409,242	401,553	395,361
Total Liabilities and Stockholders' Equity	$3,413,099	$3,353,959	$3,304,169	$3,270,863	$3,250,588
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(1)
Shares of common stock issued and outstanding were 18,520,825 at December 31, 2018, 18,939,280 at September 30, 2018; 19,041,668 at June 30, 2018; 19,034,868 at March 31, 2018; and 18,967,175 at December 31, 2017.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Loss) (Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2018	2018	2017	2018	2017
Interest and Dividend Income
Loans	$30,544	$28,728	$26,140	$59,272	$51,390
Securities available for sale	876	856	904	1,732	1,875
Commercial paper and interest-bearing deposits in other financial institutions	1,966	1,857	1,303	3,823	2,472
Other investments	1,014	839	631	1,853	1,257
Total interest and dividend income	34,400	32,280	28,978	66,680	56,994
Interest Expense
Deposits	3,607	2,750	1,541	6,357	2,887
Borrowings	3,692	3,258	2,077	6,950	4,046
Total interest expense	7,299	6,008	3,618	13,307	6,933
Net Interest Income	27,101	26,272	25,360	53,373	50,061
Provision for Loan Losses	—	—	—	—	—
Net Interest Income after Provision for Loan Losses	27,101	26,272	25,360	53,373	50,061
Noninterest Income
Service charges and fees on deposit accounts	2,577	2,401	1,987	4,978	3,831
Loan income and fees	295	328	197	623	580
Gain on sale of loans held for sale	944	1,670	1,164	2,614	1,883
BOLI income	520	536	518	1,056	1,080
Gain from sale of premises and equipment	—	—	—	—	164
Other, net	749	678	593	1,427	1,183
Total noninterest income	5,085	5,613	4,459	10,698	8,721
Noninterest Expense
Salaries and employee benefits	12,857	12,685	11,973	25,542	24,325
Net occupancy expense	2,551	2,347	2,473	4,898	4,822
Marketing and advertising	402	417	319	819	772
Telephone, postage, and supplies	743	769	748	1,512	1,433
Deposit insurance premiums	335	304	419	639	833
Computer services	1,895	1,849	1,595	3,744	3,140
Loss (gain) on sale and impairment of REO	75	179	104	254	(42)
REO expense	173	175	205	348	446
Core deposit intangible amortization	526	565	681	1,091	1,400
Other	2,301	2,593	2,460	4,894	4,734
Total noninterest expense	21,858	21,883	20,977	43,741	41,863
Income Before Income Taxes	10,328	10,002	8,842	20,330	16,919
Income Tax Expense	2,287	2,212	19,508	4,499	22,018
Net Income (Loss)	$8,041	$7,790	$(10,666)	$15,831	$(5,099)

Per Share Data

	Three Months Ended			Six months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income (loss) per common share:(1)
Basic	$0.45	$0.43	$(0.59)	$0.88	$(0.28)
Diluted	$0.43	$0.41	$(0.59)	$0.84	$(0.28)
Adjusted net income per common share:(2)
Basic	$0.45	$0.43	$0.39	$0.88	$0.70
Diluted	$0.43	$0.41	$0.38	$0.84	$0.68

Average shares outstanding:
Basic	17,797,553	18,125,637	17,975,883	17,961,465	17,971,439
Diluted	18,497,334	18,880,476	17,975,883	18,689,584	17,971,439
Diluted (adjusted) (3)	18,497,334	18,880,476	18,689,894	18,689,584	18,655,048
Book value per share at end of period	$22.19	$21.87	$20.84	$22.19	$20.84
Tangible book value per share at end of period (2)	$20.66	$20.35	$19.26	$20.66	$19.26
Total shares outstanding at end of period	18,520,825	18,939,280	18,967,175	18,520,825	18,967,175
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(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation tables below for adjustments.

(3)
Average shares outstanding - diluted were adjusted for the three and six months ended December 31, 2017 to include potentially dilutive shares not otherwise included due to the corresponding net losses under GAAP.

Selected Financial Ratios and Other Data

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Performance ratios: (1)
Return (loss) on assets (ratio of net income to average total assets)	0.95%	0.94%	(1.31)%	0.95%	(0.32)%
Return on assets - adjusted(2)	0.95	0.94	0.86	0.95	0.78
Return (loss) on equity (ratio of net income to average equity)	7.83	7.55	(10.51)	7.69	(2.53)
Return on equity - adjusted(2)	7.83	7.55	6.92	7.69	6.25
Tax equivalent yield on earning assets(3)	4.45	4.23	3.95	4.34	3.92
Rate paid on interest-bearing liabilities	1.13	0.95	0.58	1.04	0.56
Tax equivalent average interest rate spread (3)	3.32	3.28	3.37	3.30	3.36
Tax equivalent net interest margin(3) (4)	3.51	3.45	3.46	3.48	3.45
Average interest-earning assets to average interest-bearing liabilities	120.48	121.97	120.42	121.22	120.54
Operating expense to average total assets	2.59	2.64	2.58	2.61	2.60
Efficiency ratio	67.91	68.63	70.35	68.27	71.22
Efficiency ratio - adjusted (2)	67.32	68.03	69.47	67.67	70.50
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(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation tables below for adjustments.

(3)
For the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, the weighted average rate for municipal leases is adjusted for a 24%, 24%, and 30% combined federal and state tax rate, respectively since the interest from these leases is tax exempt. For the six months ended December 31, 2018 and 2017, the weighted average rate for municipal leases is adjusted for a 24% and 30% combined federal and state tax rate, respectively.

(4)	Net interest income divided by average interest-earning assets.

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Asset quality ratios:
Nonperforming assets to total assets(1)	0.37%	0.40%	0.44%	0.54%	0.59%
Nonperforming loans to total loans(1)	0.37	0.39	0.43	0.52	0.59
Total classified assets to total assets	0.97	0.93	1.00	1.29	1.39
Allowance for loan losses to nonperforming loans(1)	221.45	207.06	192.96	169.71	146.79
Allowance for loan losses to total loans	0.81	0.81	0.83	0.88	0.87
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.89	0.88	0.91	0.97	0.97
Net charge-offs (recoveries) to average loans (annualized)	(0.07)	0.02	0.07	(0.06)	0.15
Capital ratios:
Equity to total assets at end of period	12.04%	12.35%	12.39%	12.28%	12.16%
Tangible equity to total tangible assets(2)	11.31	11.59	11.61	11.48	11.34
Average equity to average assets	12.20	12.43	12.31	12.30	12.49
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2018, there were $3.9 million of restructured loans included in nonaccruing loans and $5.8 million, or 60.0% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2018			2017
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,610,117	$30,826	4.72%	$2,406,014	$26,518	4.41%
Deposits in other financial institutions	82,700	395	1.91%	151,197	517	1.37%
Investment securities	151,788	876	2.31%	175,039	903	2.06%
Other interest-earning assets(3)	274,605	2,585	3.77%	241,948	1,418	2.34%
Total interest-earning assets	3,119,210	34,682	4.45%	2,974,198	29,356	3.95%
Other assets	250,516			275,434
Total assets	3,369,726			3,249,632
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	465,418	302	0.26%	471,474	236	0.20%
Money market accounts	689,335	1,265	0.73%	644,928	585	0.36%
Savings accounts	196,434	63	0.13%	227,933	76	0.13%
Certificate accounts	564,112	1,977	1.40%	448,507	644	0.57%
Total interest-bearing deposits	1,915,299	3,607	0.75%	1,792,842	1,541	0.33%
Borrowings	673,783	3,692	2.19%	677,013	2,077	1.22%
Total interest-bearing liabilities	2,589,082	7,299	1.13%	2,469,855	3,618	0.58%
Noninterest-bearing deposits	309,012			307,934
Other liabilities	60,689			65,850
Total liabilities	2,958,783			2,843,639
Stockholders' equity	410,943			405,993
Total liabilities and stockholders' equity	$3,369,726			$3,249,632

Net earning assets	$530,128			$504,343
Average interest-earning assets to
average interest-bearing liabilities	120.48%			120.42%
Tax-equivalent:
Net interest income		$27,383			$25,738
Interest rate spread			3.32%			3.37%
Net interest margin(4)			3.51%			3.46%
Non-tax-equivalent:
Net interest income		$27,101			$25,360
Interest rate spread			3.28%			3.32%
Net interest margin(4)			3.48%			3.41%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $282 and $378 for the three months ended December 31, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

	For the Six Months Ended December 31,
	2018			2017
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,584,145	$59,837	4.63%	$2,383,768	$52,154	4.38%
Deposits in other financial institutions	87,607	811	1.85%	155,175	1,053	1.36%
Investment securities	153,019	1,732	2.26%	182,479	1,875	2.06%
Other interest-earning assets(3)	272,914	4,865	3.57%	225,185	2,676	2.38%
Total interest-earning assets	3,097,685	67,245	4.34%	2,946,607	57,758	3.92%
Other assets	248,084			277,151
Total assets	$3,345,769			$3,223,758
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	462,657	571	0.25%	467,201	452	0.19%
Money market accounts	683,332	2,222	0.65%	625,095	1,062	0.34%
Savings accounts	202,362	131	0.13%	230,436	153	0.13%
Certificate accounts	547,310	3,433	1.25%	449,173	1,220	0.54%
Total interest-bearing deposits	1,895,661	6,357	0.67%	1,771,905	2,887	0.33%
Borrowings	659,821	6,950	2.11%	672,552	4,046	1.20%
Total interest-bearing liabilities	2,555,482	13,307	1.04%	2,444,457	6,933	0.56%
Noninterest-bearing deposits	316,397			309,265
Other liabilities	61,985			66,328
Total liabilities	2,933,864			2,820,050
Stockholders' equity	411,905			403,708
Total liabilities and stockholders' equity	$3,345,769			$3,223,758

Net earning assets	$542,203			$502,150
Average interest-earning assets to
average interest-bearing liabilities	121.22%			120.54%
Tax-equivalent:
Net interest income		$53,938			$50,825
Interest rate spread			3.30%			3.36%
Net interest margin(4)			3.48%			3.45%
Non-tax-equivalent:
Net interest income		$53,373			$50,061
Interest rate spread			3.26%			3.30%
Net interest margin(4)			3.45%			3.40%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $565 and $764 for the six months ended December 31, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Retail consumer loans:
One-to-four family	$661,374	$656,011	$664,289	$670,036	$686,229
HELOCs - originated	135,430	135,512	137,564	143,049	150,084
HELOCs - purchased	138,571	150,733	166,276	165,680	162,181
Construction and land/lots	74,507	75,433	65,601	68,121	60,805
Indirect auto finance	170,516	173,305	173,095	160,664	150,042
Consumer	13,520	13,139	12,379	11,317	9,699
Total retail consumer loans	1,193,918	1,204,133	1,219,204	1,218,867	1,219,040
Commercial loans:
Commercial real estate	904,357	879,184	857,315	810,332	786,381
Construction and development	198,738	198,809	192,102	184,179	185,921
Commercial and industrial	224,671	193,739	148,823	132,337	127,709
Municipal leases	111,135	111,951	109,172	101,108	100,205
Total commercial loans	1,438,901	1,383,683	1,307,412	1,227,956	1,200,216
Total loans	2,632,819	2,587,816	2,526,616	2,446,823	2,419,256
Deferred loan fees, net	(588)	(710)	(764)	(1,068)	(1,242)
Total loans, net of deferred loan fees	2,632,231	2,587,106	2,525,852	2,445,755	2,418,014
Allowance for loan losses	(21,419)	(20,932)	(21,060)	(21,472)	(21,090)
Loans, net	$2,610,812	$2,566,174	$2,504,792	$2,424,283	$2,396,924
Deposits

(Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Core deposits:
Noninterest-bearing accounts	$300,031	$313,110	$317,822	$303,875	$313,493
NOW accounts	474,080	462,694	471,364	496,934	489,668
Money market accounts	703,445	687,148	677,665	659,791	638,259
Savings accounts	192,954	203,372	213,250	220,497	224,732
Total core deposits	1,670,510	1,666,324	1,680,101	1,681,097	1,666,152
Certificates of deposit	587,559	536,720	516,152	499,227	442,056
Total	$2,258,069	$2,203,044	$2,196,253	$2,180,324	$2,108,208

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Noninterest expense	$21,858	$21,883	$20,977	$43,741	$41,863

Net interest income	$27,101	$26,272	$25,360	$53,373	$50,061
Plus noninterest income	5,085	5,613	4,459	10,698	8,721
Plus tax equivalent adjustment	282	281	378	565	764
Less gain on sale of premises and equipment	—	—	—	—	164
Net interest income plus noninterest income – as adjusted	$32,468	$32,166	$30,197	$64,636	$59,382
Efficiency ratio	67.32%	68.03%	69.47%	67.67%	70.50%
Efficiency ratio (without adjustments)	67.91%	68.63%	70.35%	68.27%	71.22%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Total stockholders' equity	$410,970	$414,195	$409,242	$401,553	$395,361
Less: goodwill, core deposit intangibles, net of taxes	28,284	28,690	29,125	29,589	30,083
Tangible book value (1)	$382,686	$385,505	$380,117	$371,964	$365,278
Common shares outstanding	18,520,825	18,939,280	19,041,668	19,034,868	18,967,175
Tangible book value per share	$20.66	$20.35	$19.96	$19.54	$19.26
Book value per share	$22.19	$21.87	$21.49	$21.10	$20.84
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
	(Dollars in thousands)
Tangible equity(1)	$382,686	$385,505	$380,117	$371,964	$365,278
Total assets	3,413,099	3,353,959	3,304,169	3,270,863	3,250,588
Less: goodwill, core deposit intangibles, net of taxes	28,284	28,690	29,125	29,589	30,083
Total tangible assets(2)	$3,384,815	$3,325,269	$3,275,044	$3,241,274	$3,220,505
Tangible equity to tangible assets	11.31%	11.59%	11.61%	11.48%	11.34%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude state tax expense rate change, federal tax law rate change, and gain from sale of premises and equipment:

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
State tax expense adjustment (1)	$—	$—	$—	$—	$133
Change in federal tax law adjustment (2)	—	—	17,693	—	17,693
Gain from sale of premises and equipment	—	—	—	—	(164)
Total adjustments	—	—	17,693	—	17,662
Tax effect	—	—	—	—	49
Total adjustments, net of tax	—	—	17,693	—	17,711

Net income (loss) (GAAP)	8,041	7,790	(10,666)	15,831	(5,099)

Net income (non-GAAP)	$8,041	$7,790	$7,027	$15,831	$12,612

Per Share Data
Average shares outstanding - basic	17,797,553	18,125,637	17,975,883	17,961,465	17,971,439
Average shares outstanding - diluted	18,497,334	18,880,476	17,975,883	18,689,584	17,971,439
Average shares outstanding - diluted (adjusted) (3)	18,497,334	18,880,476	18,689,894	18,689,584	18,655,048

Basic EPS
EPS (GAAP)	$0.45	$0.43	$(0.59)	$0.88	$(0.28)
Non-GAAP adjustment	—	—	0.98	—	0.98
EPS (non-GAAP)	$0.45	$0.43	$0.39	$0.88	$0.70

Diluted EPS
EPS (GAAP)	$0.43	$0.41	$(0.59)	$0.84	$(0.28)
Non-GAAP adjustment	—	—	0.97	—	0.96
EPS (non-GAAP)	$0.43	$0.41	$0.38	$0.84	$0.68

Average Balances
Average assets	$3,369,726	$3,321,811	$3,249,632	$3,345,769	$3,223,758
Average equity	410,943	412,868	405,993	411,905	403,708

ROA
ROA (GAAP)	0.95%	0.94%	(1.31)%	0.95%	(0.32)%
Non-GAAP adjustment	—%	—%	2.17%	—%	1.10%
ROA (non-GAAP)	0.95%	0.94%	0.86%	0.95%	0.78%

ROE
ROE (GAAP)	7.83%	7.55%	(10.51)%	7.69%	(2.53)%
Non-GAAP adjustment	—%	—%	17.43%	—%	8.78%
ROE (non-GAAP)	7.83%	7.55%	6.92%	7.69%	6.25%

(1)	State tax adjustment is a result of various revaluations of state deferred tax assets.
(2)    Revaluation and related adjustments of net deferred tax assets due to the Tax Cuts and Jobs Act.

(3)
Average shares outstanding - diluted were adjusted for the three and six months ended December 31, 2017 to included potentially dilutive shares not considered due to the corresponding net losses under GAAP.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Total gross loans receivable (GAAP)	$2,632,819	$2,587,816	$2,526,616	$2,446,823	$2,419,256
Less: acquired loans	236,389	253,695	271,801	288,847	311,508
Adjusted loans (non-GAAP)	$2,396,430	$2,334,121	$2,254,815	$2,157,976	$2,107,748

Allowance for loan losses (GAAP)	$21,419	$20,932	$21,060	$21,472	$21,090
Less: allowance for loan losses on acquired loans	199	295	483	459	566
Adjusted allowance for loan losses	$21,220	$20,637	$20,577	$21,013	$20,524
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.89%	0.88%	0.91%	0.97%	0.97%